Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Advanced Analogic Technologies Incorporated (“Registrant”) of our report, dated March 31, 2005 (July 13, 2005 as to Note 14 and July 14, 2005 as to Note 1) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 1) relating to the financial statements of Advanced Analogic Technologies Incorporated and Subsidiaries appearing in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-123798) including the Prospectus filed by the Registrant pursuant to Rule 424(b).

/s/ Deloitte & Touche LLP
San Jose, California
August 4, 2005